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                                              Exhibit (10)-6
                                              Unicom Corporation
                                              Form 10-K File No. 1-11375
                                              Commonwealth Edison Company
                                              Form 10-K File No. 1-1839
                                                  As Amended on March 14, 1996


                              UNICOM CORPORATION
                     1995 LONG-TERM PERFORMANCE UNIT AWARD
                    FOR EXECUTIVE AND GROUP LEVEL EMPLOYEES
                                PAYABLE IN 1998
                                   UNDER THE
                  UNICOM CORPORATION LONG-TERM INCENTIVE PLAN


          Unicom Corporation, an Illinois corporation (the "Company"), hereby grants to each employee described in Section 1 hereof as of January 1, 1995 (the "Grant Date"), in accordance with the provisions of the Unicom Corporation Long-Term Incentive Plan (the "Plan"), a performance unit award (each, an "Award") expressed as a number (the "Base Unit") of performance units, in the amount and upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

          1. Recipients of Awards. Recipients of Awards hereunder shall consist of the following employees (each, an "Existing Employee") of Commonwealth Edison Company ("ComEd") and of Commonwealth Edison Company of Indiana, Inc.: (i) each Group Level employee on the Grant Date, (ii) each Executive on the Grant Date and (iii) each Officer on the Grant Date, including, without limitation, the Chairman of ComEd, the President of ComEd and each Senior Vice President of ComEd; provided, however, that individuals who become Group Level employees, Executives or Officers after the Grant Date and during the Performance Period (as hereinafter defined) (each, a "New Employee") shall be eligible to receive an Award hereunder. The term "Employee" shall mean either an Existing Employee or a New Employee.

          2. Base Unit. The Base Unit for each Award shall be a number (rounded to the nearest whole number) equal to (a) the product of multiplying
(i) the Salary (as defined herein) of the Employee receiving such Award by (ii) the applicable percentage set forth below, divided by (b) the closing price of a share of Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions on December 30, 1994:

              Chairman:  50%
              President:  50%
              Senior Vice Presidents:  40%
              Officers, other than as listed above:  30%
              Executives, other than as listed above:  20%
              Group Level employees, other than as listed above:  20%
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For the purposes of calculating the Base Unit, an Existing Employee's Salary shall be such Existing Employee's monthly scheduled rate of pay as of the Grant Date multiplied by 12 together with the income from such Existing Employee's Deferred Compensation Units (whether such Units were granted by the Company or by ComEd), and a New Employee's Salary shall be such New Employee's monthly scheduled rate of pay as of the date such New Employee becomes a New Employee (the "Start Date") multiplied by 12 together with the income from such New Employee's Deferred Compensation Units (whether such Units were granted by the Company or by ComEd).

          3. Performance Period. The Performance Period shall commence on January 1, 1995 and end on December 31, 1997.

          4. Payment Amount/Stockholder Protection. The amount payable in connection with an Award (a "Payment Amount") shall be a dollar amount based on the Base Unit and on the Company's percentile rank, with the percentile rank corresponding to the highest performance in the performance group being 100 and the percentile rank corresponding to the lowest performance in the performance group being 1 (the "Company Rank"), in the Ranking (as hereinafter defined) for the Performance Period, and calculated as follows:

          Below Threshold Level. If the Company Rank is lower than the 25th percentile in the Ranking, then the Payment Amount shall be zero.

          Between Threshold Level and Target Level. If the Company Rank is no lower than the 25th percentile in the Ranking and no higher than the 49th percentile in the Ranking, then the Payment Amount shall be the Base Value multiplied by a fraction the numerator of which is the Company Rank multiplied by 2 and the denominator of which is 100.

          Between Target Level and Maximum Level. If the Company Rank is no lower than the 50th percentile in the Ranking and no higher than the 90th percentile in the Ranking, then the Payment Amount shall be the Base Value multiplied by a fraction the numerator of which is the Company Rank multiplied by 2.5 minus 25 and the denominator of which is 100.

          Above Maximum Level. If the Company Rank is above the 90th percentile in the Ranking, then the Payment Amount shall be the Base Value multiplied by 2.

          Notwithstanding the foregoing, if the Company fails to maintain regular quarterly cash dividends of at least $.40 per share of Common Stock during the Performance Period (adjusted for any stock-split, stock dividend or other similar event), then the Payment Amount shall be zero.

          For purposes of the foregoing, the term "Ranking" shall mean a ranking determined based upon the Cumulative Total Shareholder Return (as hereinafter defined) for such Performance Period on the Company's Common Stock as compared to the Cumulative Total

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Shareholder Return for such Performance Period on the common stock of each corporation comprising the Dow Jones Utility Index (or any successor index); the term "Cumulative Total Shareholder Return" for a period shall mean the result obtained by dividing (i) the sum of (a) the cumulative amount of dividends on the common stock in question for such period, assuming reinvestment of said dividends in said common stock, and (b) the difference between the price per share of said common stock at the end and the beginning of such period, by (ii) the price per share of said common stock at the beginning of such period; and the term "Base Value" shall mean the result obtained by multiplying the Base Unit by the value of a share of Common Stock (as determined under Section 5 hereof).

          5. Settlement of Awards. The Payment Amount shall become payable upon the completion of the Performance Period and shall be paid by the Company within 90 days after the completion of the Performance Period. The Payment Amount shall be paid 50% in cash and 50% in shares of Common Stock; provided, however, that shares that may become payable hereunder shall not be issued if the aggregate number of shares payable to an Employee does not exceed five (and, in such cases, cash shall be paid in an amount equal to the value of the shares that would have been issued but for this proviso). Fractional shares of Common Stock that may become payable hereunder shall be issued if the shares paid an Employee exceed five and are held in non-certificated, book-entry or electronic form; otherwise, any such fractional shares shall be paid in cash. For the purposes of determining the number of shares of Common Stock payable pursuant to this Section, a share of Common Stock shall be valued at the average of the closing prices of a share of Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions during the calendar quarter ending on the last day of the Performance Period (appropriately adjusted for any stock-split, stock dividend or other similar event).

          6.  Employment as an "Employee" for Less Than Full Performance Period.

          6.1. Termination of Employment. If an Employee's employment with the Company is terminated prior to the completion of the Performance Period for any reason other than as provided in the immediately following sentence, then no amount shall be payable hereunder. If an Employee's employment with the Company is terminated prior to the completion of the Performance Period due to such Employee's (i) retirement under the pension plan of any of the Employers or (ii) death, then such Employee shall be entitled to an amount equal to the Payment Amount calculated in accordance with Section 4 hereof multiplied by a fraction the numerator of which is the number of days in the Performance Period that have elapsed between the commencement of the Performance Period (in the case of an Existing Employee), or the Start Date (in the case of a New Employee), and the date of such retirement or death (as the case may be) and the denominator of which is the number of days in the Performance Period. The Payment Amount for any New Employee whose employment is not terminated prior to the completion of the Performance Period shall be calculated in accordance with Section 4 hereof and be reduced by multiplying it by a fraction the numerator of which is the number of days in the Performance Period that have elapsed between such New Employee's Start Date and the end of the Performance Period and the denominator of which is the number of

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days in the Performance Period. Any Payment Amount calculated in accordance with either of the two immediately preceding sentences shall be paid as provided in
Section 5 hereof within 90 days after the completion of the Performance Period.

          6.2. Promotions; Demotions. If an Employee is promoted or demoted during the Performance Period to a level that is included within the definition of Employee, then such person shall be entitled to an amount equal to a Payment Amount calculated in accordance with Section 4 hereof, but based upon the sum of the products of (i) the Base Unit applicable to each level held by such person during the Performance Period, multiplied by (ii) a fraction the numerator of which is the number of days such level was held and the denominator of which is the number of days in the Performance Period. If an Employee is demoted during the Performance Period to a level below that included within the definition of Employee, then such person shall be entitled to an amount equal to the Payment Amount calculated in accordance with Section 4 hereof multiplied by a fraction the numerator of which is the number of days in the Performance Period that such person was at a level included within the definition of Employee and the denominator of which is the number of days in the Performance Period.

          6.3. Employment. As used in this Section 6, employment by the Company shall include employment by a corporation which is a "subsidiary corporation" of the Company, as such term is defined in section 424 (and any successor section) of the Internal Revenue Code of 1986, as amended, or any successor internal revenue law.

          7. Rights as a Stockholder. No Employee shall have any rights as a stockholder of the Company with respect to any shares of Common Stock that may be payable hereunder unless and until such shares have been issued to such Employee or otherwise credited to an account for the benefit of such Employee.

          8.  Additional Terms and Conditions of Award.

          8.1. Nontransferability of Award. In accordance with Section 13.5 of the Plan, no Award or other related benefit may, except as otherwise specifically provided by the Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such Award or other benefit shall be void; provided, however, that the foregoing shall not restrict the ability of any Employee to transfer any cash or Common Stock received as part of the Payment Amount. In accordance with
Section 13.5 of the Plan, Awards or other benefits payable under Awards shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award or benefits, nor shall they be subject to attachment or legal process for or against such person.

          8.2. Withholding Taxes. As a condition precedent to the delivery to the Employee of cash or Common Stock hereunder and in accordance with Section
13.4 of the Plan, the Company may deduct from any amount (including any Payment Amount) payable then or thereafter payable by the Company or any of its subsidiaries to the Employee, or may request the Employee to pay to the Company in cash, such amount as the Company or any of its subsidiaries

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may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over with respect to the Award.

          8.3. Compliance with Applicable Law. Each Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of such shares hereunder, such shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained.

          8.4. Award Subject to the Plan. This Award is subject to the provisions of the Plan, and shall be interpreted in accordance therewith.

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